Exhibit 10.20

October 14, 2013

John DiLullo

Dear John:
Aruba Networks, Inc. (the “Company”) is pleased to offer you employment under the following terms:

•	Position: You will start in a full-time, exempt position as a Vice President, World Wide Sales, reporting to Dominic Orr with a tentative start date of November 19, 2013.

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Compensation: You will be paid an annual salary of $375,000.00 payable in accordance with the Company’s standard payroll schedule on a semi-monthly basis. All forms of compensation referred to in this letter are subject to reflect applicable withholdings and payroll taxes.

Eligibility for variable commission payments with an annual target of $375,000.00 subject to the terms and conditions of your official Aruba sales compensation plan which will arrive separately.

Eligibility for an on Target Earnings of $750,000.00 based on individual’s target achievements, further set out in the Sales Incentive Compensation Plan.

Aruba will assist you with your relocation cost by providing you with a housing allowance of $10,000.00 per month minus applicable taxes for your first 3 months of employment. Aruba will also assist with the moving of your household goods from Florida to California. The terms of our relocation policy will be sent to you separately.

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Employee Benefits: As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary enclosed with this letter.

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Stock Award: If you decide to join the company, we will recommend to the Board of Directors or the appropriate committee that you be granted 200,000 Restricted Stock Units (RSUs) subject to the terms and conditions of the Plan, as may be modified from time to time and the RSU agreement, which will be provided to you as soon as practical after the grant date.  If approved, your RSU will vest over a period of approximately four years, subject to your continued service to the Company through each applicable vesting date.  The exact vesting schedule will be provided to you in your RSU agreement.

Change in Control: If the Company is subject to a Change in Control (as defined in the Plan) and you are subject to an Involuntary Termination without cause within 12 months following such Change in Control, then you will immediately become vested in 50% of any then unvested shares, options and other equity you hold at that time.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in your position with the

Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary or (iii) receipt of notice that your principal workplace will be relocated more than 35 miles.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a material failure to comply with the Company’s written policies or rules, (c) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or (d) gross misconduct.

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Proprietary Information and Inventions Agreement; New Employee Guidelines: Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. In addition, you will be required to sign the Company’s New Employee Guidelines, a copy of which is attached hereto as Exhibit B.

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Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

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Outside Activities: Outside employment, consulting or other business activity outside of the Company is discouraged. Outside employment, consulting or other business activity in direct conflict with the Company’s interests or that cause a material and substantial disruption of the Company’s operations are prohibited.  While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

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Background Investigation: This offer is contingent upon the successful completion of your background check of which you have already consented, and will expire seven (7) calendar days from the date of this letter, unless extended in writing by me. As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States.

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Entire Agreement: This letter supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter.

We ask that, to the extent you have already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. By signing this latter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties for the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both originals. Keep one for your files and return the other to me. We look forward to having you join the Aruba team. Welcome!
Very truly yours,
I have read and accept this employment offer:
/s/ AARON BEAN
Aaron Bean
Vice President, Human Resources

I have read and accept this employment offer:
/s/ JOHN DILULLO                October 30, 2013
Signature of John DiLullo         Dated